PRESS RELEASE, DATED JANUARY 3, 2001

Exhibit (a)

Virtual Communities, Inc. Receives Delisting Notification from Nasdaq and Default Notice from Secured Lenders

New York, NY, January 2, 2001 - Virtual Communities, Inc. (Nasdaq: "VCIX"), a developer of content management software, today announced that the Company recently received notification from The Nasdaq Stock Market, Inc. of its intention to delist the Company's securities from the Nasdaq SmallCap Market at the opening of business on January 8, 2001. The delisting is made in connection with the Company's suspension of business operations announced on December 6, 2000 and the Company's inability to maintain minimum listing standards required by Nasdaq SmallCap Market. Nasdaq halted trading in the Company's securities on December 14, 2000. The delisting decision by Nasdaq principally relied upon Marketplace Rules 4300 and 4330(a)(3) related to protection of investors. The Company's securities may eventually trade on NASD's OTC Bulletin Board or the National Quotation Bureau Pink Sheets, however there can be no assurance in this regard nor can the Company estimate a timeframe when that might occur.

Virtual Communities, Inc. also announced today that its secured lenders have informed the Company that it is in default on the terms of its Convertible Note and such lenders intend to foreclose on the Company's 60% interest in Cortext Ltd. that serves as collateral on the Note.

                                     # # #

Certain statements in this news release regarding the Company's expectations, estimates; present view of circumstances or events, and statements containing words such as estimates, anticipates, intends, and expects, or words of similar import, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements indicate uncertainty and the company can give no assurance with regard to actual outcomes. Specific risk factors may include, without limitation, the Company's inability to obtain sufficient financing to resume operations, proceeds from the sale of assets may be insufficient to resume operations, the Company's inability to enter into definitive agreements and uncertainty of the continuation of working relationships with strategic business partners, possible downturns in business conditions; increased competition; loss of significant customers; availability of qualified personnel and timely deployment of company resources.